Exhibit 10.1

Execution Version

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT OF TRUDY F. SULLIVAN

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of June 16, 2009, to the Employment Agreement dated June 28, 2007 (the “Employment Agreement”), by and between The Talbots, Inc., a Delaware corporation (the “Company”), and Trudy F. Sullivan (the “Executive”).

WHEREAS, Section 5(c) of the Employment Agreement currently provides, prior to this Amendment, that “In the event the Company materially reduces or discontinues the Executive’s benefits under the defined benefit SERP, the Company shall provide Executive with substantially comparable benefit(s) in replacement for the reduced or discontinued benefits, as reasonably determined by the Compensation Committee with the assistance of its outside compensation consultant.”; and

WHEREAS, the Company has recently amended The Talbots, Inc. Pension Plan, which is its tax-qualified defined benefit pension plan (“Qualified Defined Benefit Plan”), and The Talbots, Inc. Supplemental Executive Retirement Plan, which is its nonqualified defined benefit plan (the “defined benefit SERP”), to discontinue all future benefit accruals under the Qualified Defined Benefit Plan and the defined benefit SERP for all participants, including the Executive, effective as of May 1, 2009; and

WHEREAS, pursuant to current Section 5(c) of the Employment Agreement, the Company has agreed to provide the Executive with a substantially comparable benefit (as provided below, the “Replacement Benefit”) in replacement for and as a result of the above cessation of future benefit accruals under the defined benefit SERP; and

WHEREAS, the Replacement Benefit reflects the Compensation Committee’s consideration, with its outside compensation consultant, of a “discounted” or reduced net present value calculation to reflect a buyout of the Executive’s future benefit accrual rights which were eliminated by reason of the Company’s freeze of the Qualified Defined Benefit Plan and defined benefit SERP, including assumptions concerning future potential compensation levels and periods of employment for which future benefit accruals could have been earned were it not for the freezing of such plans; and

WHEREAS, the Executive agrees that the Replacement Benefit provides substantially comparable benefits in replacement for the discontinuance of future benefits that might otherwise have accrued to Executive under the defined benefit SERP for periods beginning on and after May 1, 2009; and

WHEREAS, in consideration of the Replacement Benefit, the Executive agrees to waive and release the Company and its parent entities, affiliates, officers, directors and employees (including, without limitation, the Company’s employee benefit plans and the trustees, fiduciaries and administrators of those plans, and all persons acting under, by, through or in concert with any of them) from any and all known or unknown actions, causes of action, claims or liabilities of any kind that have or could be asserted against the Company arising out of or related to the subject matter of this Amendment, including without limitation any such claim or liability relating to the Replacement Benefit or Section 5(c) of the Employment Agreement as in effect prior to this Amendment;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties agree as follows:

1.             Capitalized terms in this Amendment have the meanings defined in the Employment Agreement.

2.             Section 5 of the Employment Agreement is amended by deleting subsection (c) and inserting the following new subsection (c):

“(c)           Retirement Benefits.  Executive will be eligible to participate in the Company’s existing tax-qualified retirement plans and the Company’s defined contribution supplemental retirement plan (“defined contribution SERP”) and defined benefit supplemental retirement plan (“defined benefit SERP”), if and to the extent that any such plan is then in effect and in accordance with the terms and conditions as then in effect, provided however, that except as provided in Section 5(e) below, Executive shall not be entitled to accrue any additional benefits under the Company’s tax-qualified defined benefit retirement plan or defined benefit SERP beginning May 1, 2009.”

3.             Section 5 of the Employment Agreement is amended by adding the following new subsection (e):

“(e)           Defined Benefit SERP Replacement Benefit. In order to compensate Executive for the cessation of future benefit accruals under the defined benefit SERP beginning May 1, 2009, the Company shall make cash payments to Executive in the total amount of $1,200,000 (the “Replacement Benefit”), which shall be payable in six equal monthly installments of $200,000 over a six month period, with the first such payment to be made on June 18, 2009 and subsequent payments to be made on or about the same date (in accordance with normal payroll practices and subject to all applicable withholdings) on each of the following five months (together, the “Replacement Benefit Payment Dates”). Executive agrees that the Replacement Benefit provides her with substantially comparable benefits in replacement for the discontinuance of future benefits that may have accrued to Executive under the Company’s existing tax-qualified defined benefit retirement plan and defined benefit SERP for periods beginning on and after May 1, 2009. Executive shall be required to be employed by the Company on a Replacement Benefit Payment Date in order to be entitled to payment hereunder on such date, unless her employment has been terminated prior to such date due to death or Disability, by the Company without Cause or by the Executive for Good Reason.”

4.             Section 6 of the Employment Agreement is amended by deleting subsection (a)(vi), and inserting the following new subsection (a)(vi):

“(vi)         vesting of Executive’s accrued benefit in effect as of May 1, 2009 under the defined benefit SERP, to the extent not then vested.”

5.             Section 6 of the Employment Agreement is amended by deleting subsection (d)(v), and inserting the following new subsection (d)(v):

“(v)          Executive’s accrued benefit in effect as of May 1, 2009 under the defined benefit SERP will be vested (and the Company agrees to cause plan changes to be made to give effect to this);”

6.             The definition of the term Good Reason contained in Section 6 of the Employment Agreement is amended by deleting subsection (iv) from the definition of such term in its entirety and inserting in its place, “(iv) [INTENTIONALLY OMITTED]”.

7.             Section 6 of the Employment Agreement is amended by deleting subsection (e)(v), and inserting the following new subsection (e)(v):

“(v)          Executive’s accrued benefit in effect as of May 1, 2009 under the defined benefit SERP will be vested (and the Company agrees to cause plan changes to be made to give effect to this);”

8.              Executive agrees that the definition of the term Good Reason as amended by paragraph 6 of this Amendment shall constitute the definition of the term Good Reason under the Nonqualified Stock Option Agreement and the Restricted Stock Agreement, each dated August 7, 2007 between the Company and Executive.

9.              The parties agree that nothing contained herein shall affect the accrued benefits earned by Executive under the Qualified Defined Benefit Plan and the defined benefit SERP prior to May 1, 2009, and further agree that, except as expressly set forth in Section 6(a), 6(d) or 6(e) of the Employment Agreement as amended by this Amendment, such benefits will continue to vest and be paid in accordance with the terms and conditions of those plans (as they may be amended from time to time).

10.            Subject to the Company satisfying its obligations under new Section 5(e) as set forth under paragraph 3 of this Amendment, Executive on behalf of herself and heirs, executors, administrators and assigns, intending to be legally bound, hereby waives, releases and discharges the Company, and all of its past and present affiliates, and their respective divisions, parents, successors, subsidiaries, and related companies, and their respective directors, officers, agents, employees, shareholders, partners, employee benefit plans and the trustees, fiduciaries and administrators of those plans, and all persons acting under, by, through or in concert with any of them, from any and all known or unknown actions, causes of action, claims or liabilities of any kind that have or could be asserted against the Company arising out of or related to the subject matter of this Amendment, including without limitation any such claim or liability relating to the Replacement Benefit or Section 5(c) of the Employment Agreement as in effect prior to this Amendment.

11.            This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which taken together will constitute one instrument.

12.            This Amendment embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the matters provided for herein, provided however, that the parties hereto agree that except as expressly modified by this Amendment, all terms and provisions of the Employment Agreement and all the respective rights and obligations of the parties to the Employment Agreement shall continue unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

/s/ Trudy F. Sullivan	THE TALBOTS, INC. /s/ Michael Scarpa
TRUDY F. SULLIVAN	Name: Michael Scarpa
Dated: June 16, 2009	Title: Chief Operating Officer, Chief Financial Officer, and Treasurer

Dated: June 18, 2009